UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2012

Donegal Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-15341	23-02424711
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

1195 River Road, Marietta, Pennsylvania	17547
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 717-426-1931

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

We held our annual meeting of stockholders on April 19, 2012.

The total number of votes represented at our 2012 annual meeting in person or by proxy was 7,436,145 of the total 7,576,634 votes the holders of all of our Class A common stock and our Class B common stock outstanding on the record date were entitled to vote at our 2012 annual meeting.

At our 2012 annual meeting, our stockholders, voting as a single class, elected Kevin M. Kraft, Sr., Jon M. Mahan, Donald H. Nikolaus and Richard D. Wampler, II as Class B directors to serve for a term of three years and until their respective successors take office. The votes cast for the election of Class B directors were as follows:

	Number of Votes
	For	Withheld	Broker Non-Votes

Kevin M. Kraft, Sr.	6,444,546	56,609	934,990
Jon M. Mahan	6,444,546	56,609	934,990
Donald H. Nikolaus	6,443,017	58,138	934,990
Richard D. Wampler, II	5,809,718	691,437	934,990

There were no abstentions with respect to the election of Class B Directors.

Our stockholders also ratified the appointment of KPMG, LLP as our independent registered public accounting firm for 2012 by the audit committee of our board of directors as follows:

Number of Votes
For	Against	Abstain	Broker Non-Votes
7,401,922	33,247	976	None

Item 8.01.	Other Events.

On April 19, 2012, our board of directors declared an increased quarterly cash dividend of $.1225 per share of our Class A common stock and $.11 per share of our Class B common stock. The dividends are payable on May 15, 2012 to stockholders of record as of the close of business on May 1, 2012. We attach to this Form 8-K the press release dated April 19, 2012 in which we reported the dividend declaration.

At the reorganization meeting of our board of directors on April 19, 2012, Philip H. Glatfelter, II, Chairman of our board of directors since 2001, advised our board of directors that he did not wish to be reappointed as Chairman. Our board of directors accepted Mr.

Glatfelter’s decision not to seek reappointment and appointed Donald H. Nikolaus, our President and Chief Executive Officer, as Chairman of our board of directors effective April 19, 2012. Mr. Glatfelter will continue to serve as Chairman of the board of directors of Donegal Mutual Insurance Company.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release of Donegal Group Inc. dated April 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DONEGAL GROUP INC.

By:	/s/ Jeffrey D. Miller
Jeffrey D. Miller, Senior Vice President and Chief Financial Officer

Date: April 20, 2012